AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among PIVOTAL GROUP, INC., a Delaware corporation ("Pivotal"), PKCCR LLC, a Florida limited liability corporation (“PKCCR”) and the persons listed in Exhibit A hereof (collectively the "Members"), being the owners of record of all of the membership interests of PKCCR.

Whereas, Pivotal wishes to acquire and the Members wish to transfer all the issued membership interests of PKCCR in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Pivotal, PKCCR, and the Members adopt this plan of reorganization and agree as follows:

1.             Exchange of Stock

1.1           Membership Interests. The Members agree to transfer to Pivotal at the Closing (defined below) the percentage membership interests in PKCCR shown opposite their name in Exhibit A, in exchange for an aggregate of 5,000,000 shares of voting common stock of Pivotal, $.0001 par value per share.

1.2           Exchange of Certificates. Each holder of membership interests in PKCCR shall surrender evidence of such ownership interest to Pivotal and shall receive in exchange a certificate or certificates representing the number of full shares of Pivotal common stock into which the membership interest of PKCCR so surrendered shall have be converted. The transfer of PKCCR membership interests by the Members shall be effected by the delivery to Pivotal at the Closing of documentation representing the transferred interests endorsed in blank or accompanied by appropriate transfer documents.

1.3           Fractional Shares. Fractional shares of Pivotal common stock shall not be issued, but in lieu thereof Pivotal shall round up fractional membership interests to the next highest whole number.

1.4           Further Assurances. At the Closing and from time to time thereafter, the Members shall execute such additional instruments and take such other action as Pivotal may request in order more effectively to sell, transfer, and assign the transferred membership interests to Pivotal and to confirm Pivotal's title thereto.

1.5           Securities Outstanding After Closing. Immediately following the Closing, there will be 5,165,000 shares of common stock issued and outstanding in Pivotal and no shares of preferred stock.

2.            Exchange of Other Securities.

2.1           Securities Exchanged. All outstanding warrants, options, membership rights and all other securities of PKCCR owned by the Members shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Pivotal.

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2.2           Ratio of Exchange. All securities of PKCCR owned by the Members, and the relative securities of Pivotal for which they will be exchanged, are set out opposite their names in Exhibit A.

3.            Closing. The Closing contemplated herein shall be held on June 15, or such other date as the parties shall agree, at the principal offices of Pivotal, at 3145 Green Valley Road, Birmingham, Alabama 35243, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.            Unexchanged Membership Interests. Until surrendered, membership interest that prior to the Closing represented PKCCR membership interest shall be deemed for all purposes to evidence ownership of the number of shares of Pivotal common stock into which it is to be converted.

5.            Representations and Warranties of PKCCR

PKCCR represents and warrants as follows:

5.1           Corporate Status. PKCCR is a limited liability corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2           Capitalization. PKCCR is a limited liability corporation and its membership consists of one member. The membership interests are all fully paid and nonassessable.

5.3           Subsidiaries. PKCCR has no subsidiaries.

5.4           Financial Statements. The financial statements of PKCCR dated May 2, 2012 or such other period as acceptable to Pivotal (“PKCCR’s Financial Statements”) furnished to Pivotal are correct and fairly present the financial condition of PKCCR as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

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5.5           Undisclosed Liabilities. PKCCR had no liabilities of any nature except to the extent reflected or reserved against in PKCCR's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and PKCCR's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in PKCCR's Financial Statements.

5.6           Absence of Material Changes. Between the date of PKCCR’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of PKCCR and delivered to Pivotal, (1) any changes in PKCCR's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to PKCCR's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of PKCCR's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7           Litigation. There is no litigation or proceeding pending, or to PKCCR’s knowledge threatened, against or relating to PKCCR, its properties or business, except as set forth in a list certified by the president of PKCCR and delivered to Pivotal.

5.8           Contracts. PKCCR is not a party to any material contract other than those listed as attachment hereto. Attachment: Vacant Land Contract dated February 27, 2012.

5.9           No Violation. Execution of this Agreement and performance by PKCCR hereunder has been duly authorized by all requisite corporate action on the part of PKCCR, and this Agreement constitutes a valid and binding obligation of PKCCR, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of PKCCR is subject or by which PKCCR is bound.

5.10         Taxes. PKCCR has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. PKCCR has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of PKCCR and are reflected in the financial statements furnished hereto.

5.11         Title to Property. PKCCR has good and marketable title to all properties and assets, real and personal, reflected in PKCCR's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and PKCCR's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

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5.12        Corporate Authority. PKCCR has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.13         Access to Records. From the date of this Agreement to the Closing, PKCCR will (1) give to Pivotal and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Pivotal may inspect and audit them and (2) furnish such information concerning PKCCR's properties and affairs as Pivotal may reasonably request.

5.14         Confidentiality. Until the Closing (and permanently if there is no Closing), PKCCR and the Members will keep confidential any information which they obtain from Pivotal concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, PKCCR and the Members will return to Pivotal all written matter with respect to Pivotal obtained by them in connection with the negotiation or consummation of this Agreement.

6.             Representations and Warranties of the Members

The Members, individually and separately, represent and warrant as follows:

6.1           Title to Membership Interests. The Members, and each of them, are the owners, free and clear of any liens and encumbrances, of the amount of their PKCCR membership interests which are listed in the attached schedule and which they have contracted to exchange.

6.2           Litigation. There is no litigation or proceeding pending, or to each Member's knowledge threatened, against or relating to the membership interests of PKCCR held by the Members.

7.             Representations and Warranties of Pivotal

Pivotal represents and warrants as follows:

7.1           Corporate Status. Pivotal is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2           Capitalization. The authorized capital stock of Pivotal consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 165,000 shares are issued and outstanding, all fully paid and nonassessable and 20,000,000 shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized.

7.3           Subsidiaries. Pivotal has no subsidiaries.

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7.4           Public Company. Pivotal filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on Form 10 on June 2, 2011 registering its common stock.

7.5           Public Filings. Pivotal has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6           Financial Statements. The audited financial statements of Pivotal of December 31, 2011 or such other period as acceptable PKCCR (“Pivotal’s Financial Statements”) furnished to PKCCR are correct and fairly present the financial condition of Pivotal as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7           Undisclosed Liabilities. Pivotal had no liabilities of any nature except to the extent reflected or reserved against in Pivotal's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Pivotal's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Pivotal's Financial Statements.

7.8           Absence of Material Changes. Between the date of Pivotal’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Pivotal and delivered to PKCCR, (1) any changes in Pivotal's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Pivotal's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Pivotal's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9           Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to Pivotal, its properties or business, except as set forth in a list certified by the president of Pivotal and delivered to PKCCR.

7.10         Contracts. Pivotal is not a party to any material contract other than those listed as an attachment hereto.

7.11         No Violation. Execution of this Agreement and performance by Pivotal hereunder has been duly authorized by all requisite corporate action on the part of Pivotal, and this Agreement constitutes a valid and binding obligation of Pivotal, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Pivotal is Subject or by which Pivotal is bound.

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7.12         Taxes. Pivotal has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Pivotal has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Pivotal and are reflected in the financial statements furnished hereto.

7.13         Title to Property. Pivotal has good and marketable title to all properties and assets, real and personal, reflected in Pivotal's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Pivotal's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.14          Corporate Authority. Pivotal has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.15         Confidentiality. Until the Closing (and permanently if there is no Closing), Pivotal and its representatives will keep confidential any information which they obtain from PKCCR concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Pivotal will return to PKCCR all written matter with respect to PKCCR obtained by it in connection with the negotiation or consummation of this Agreement.

7.16         Investment Intent. Pivotal is acquiring the PKCCR shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Pivotal has no commitment or present intention to liquidate PKCCR or to sell or otherwise dispose of its stock.

8.            Conduct Pending the Closing

Pivotal, PKCCR and the Members covenant that between the date of this Agreement and the Closing as to each of them:

8.1           No change will be made in the charter documents, by-laws, or other corporate documents of Pivotal or PKCCR.

8.2           This Agreement will be submitted for approval by the members of PKCCR and the shareholders of Pivotal with a favorable recommendation by the Board of Directors of each and the Board of Directors of each will use its best efforts to obtain the requisite membership and shareholder approval.

8.3           PKCCR and Pivotal will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

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8.4           None of the Members will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the PKCCR membership interests owned by them.

9.            Conditions Precedent to Obligation of PKCCR and the Members

PKCCR’s and the Member's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by PKCCR or the Members as appropriate:

9.1           Pivotal's Representations and Warranties. The representations and warranties of Pivotal set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2           Pivotal's Covenants. Pivotal shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3           Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Pivotal.

9.4           Supporting Documents of Pivotal. Pivotal shall have delivered to PKCCR and the Members supporting documents in form and substance reasonably satisfactory to PKCCR and the Members, to the effect that:

(a) Pivotal is a corporation duly organized, validly existing, and in good standing;

(b) Pivotal's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Pivotal authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Pivotal;

(e) Pivotal’s Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.         Conditions Precedent to Obligation of Pivotal

Pivotal's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Pivotal:

10.1        PKCCR’s and the Member's Representations and Warranties. The representations and warranties of PKCCR and the Members set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

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10.2         PKCCR’s and the Members’ Covenants. PKCCR and the Members shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3         Board of Director Approval. This Agreement shall have been approved by the Board of Directors of PKCCR.

10.4         Membership Execution. This Agreement shall have been executed by the required number of membership interests of PKCCR.

10.5         Supporting Documents of PKCCR. PKCCR shall have delivered to Pivotal supporting documents in form and substance reasonably satisfactory to Pivotal to the effect that:

(a) PKCCR is a corporation duly organized, validly existing, and in good standing;

(b) PKCCR's membership interest is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of PKCCR authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of PKCCR;

(e) PKCCR’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.          Indemnification

11.1        Indemnification of Pivotal. PKCCR agrees to indemnify Pivotal against any loss, damage, or expense (including reasonable attorney fees) suffered by Pivotal from (1) any breach by PKCCR or the Members of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by PKCCR or the Members herein; provided, however, that (a) Pivotal shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Pivotal shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Pivotal to the extent of insurance proceeds paid to, or tax benefits realizable by, Pivotal as a result of the event giving rise to such right to indemnification.

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11.2         Proportionate Liability. The liability of each Member under this Section shall be in the proportion that the total number of Pivotal shares to be received by him bears to the total number of Pivotal shares to be received by all the Members and shall in no event exceed 25 percent of the value of the Pivotal shares received by such Member. With respect to Members that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3         Indemnification of PKCCR and the Members. Pivotal agrees to indemnify PKCCR and the Members against any loss, damage, or expense (including reasonable attorney fees) suffered by PKCCR or by any of the Members from (1) any breach by Pivotal of this Agreement or (2) any inaccuracy in or breach of any of Pivotal's representations, warranties, or covenants herein.

11.4         Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.          Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either PKCCR, the Members or Pivotal if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either PKCCR, the Members or Pivotal if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13.          Members’ Representative. The Members hereby irrevocably designate and appoint P.K. Smartt as their agent and attorney in fact ("Members' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Members hereunder or increase the extent of their obligation to indemnify Pivotal hereunder.

14.          Survival of Representations and Warranties. The representations and warranties of PKCCR, the Members and Pivotal set out herein shall survive the Closing.

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15.          Arbitration

The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

16.          General Provisions

16.1         Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2         Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3         Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Pivotal, to:

Pivotal Group, Inc.

3145 Green Valley Road

Birmingham, Alabama 35243

If to PKCCR, to

13928 River Road, Unit 802

Pensacola, Florida 32507

If to the Members, to

P.K. Smartt

3145 Green Valley Road

Birmingham, Alabama 35243

16.5         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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16.6         Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8         Effective Date. This effective date of this Agreement shall be August 10, 2012 or such other date as the parties shall agree.

PIVOTAL GROUP, INC.

By	/s/ Malcolm Duane Lewis

PKCCR LLC

By	/s/ P.K. Smartt

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Exhibit A

Percentage of	Number of
PKCCR Interest	Pivotal			Taxpayer
To Be	Shares To Be	Name of		ID No.
Transferred	Received	Member	Address

100	5,000,000	P.K. Smartt	3145 Green Valley Road Birmingham, Alabama 35043	###-##-####

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Mutual Understanding Regarding Effective Date of Agreement

Reference is hereby made to that certain AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among PIVOTAL GROUP, INC., a Delaware corporation ("Pivotal"), PKCCR LLC, a Florida limited liability corporation (“PKCCR”) and the persons listed in Exhibit A of the Agreement (collectively the "Members"), being the owners of record of all of the membership interests of PKCCR.

The parties agree that, pursuant to Section 16.8 of the Agreement, the effective date of this Agreement shall be deemed to be August 24, 2012.

Executed this 27th day of August 2012:

PIVOTAL GROUP, INC.

/s/ Malcolm Duane Lewis

Malcolm Duane Lewis

PKCCR LLC

By /s/ P.K. Smartt

P.K. Smartt